Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

FOSSIL GROUP REPORTS THIRD QUARTER 2013 RESULTS

Net Sales Increase 18% to $810 Million

Diluted EPS Increases 25% to $1.58

Maintains Full Year 2013 EPS Guidance and Provides Fourth Quarter Guidance

Richardson, TX. November 5, 2013 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the third quarter and nine month period ended September 28, 2013.

Third Quarter Operating Highlights

•                  Net sales grew in all business segments:

•                  Wholesale net sales increased 19%, with growth in all wholesale segments, including the favorable effects of shipment timing shifts

•                  Direct to consumer net sales increased 16%

•                  Global retail comps declined 0.5%, with increases in Europe and Asia Pacific and a decrease in North America

•                  Net sales increased in all major product categories including 20% growth in watches

•                  Operating income increased 25% and operating margin expanded 90 basis points to 17.4%

The Company reported net income of $89.7 million for the third quarter of fiscal 2013, compared to $76.8 million for the third quarter of fiscal 2012.  Diluted earnings per share grew 25% to $1.58, compared to $1.26 for the prior fiscal year’s third quarter.  The Company’s third quarter fiscal 2013 results include about $20 million in sales related to shipments which the Company had previously expected to deliver in the fourth quarter.  The Company also deferred about $5 million in anticipated third quarter expenses into the fourth quarter of fiscal 2013.  The Company estimated that the combined favorable impact related to these items on the current quarter’s net income and diluted earnings per share were about $11 million and $0.19, respectively.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “We are very pleased with our third quarter results.  We executed well and maintained the strong momentum that we carried out of the first half of the year. We grew our business and delivered solid earnings, reflecting the power of our business model, the strength of our innovation and the outstanding execution of our team.  We achieved sales growth across geographies, product categories and brands, delivering double-digit increases in our FOSSIL® and SKAGEN® lifestyle brands as well as in our multi-brand watch portfolio.  We continued to advance our operational initiatives and drive shareholder value, as we leveraged our strong financial position and cash flows, investing in long-term growth and executing on our $1 billion share repurchase program.”

Mr. Kartsotis concluded, “As a global leader in a growing category, our goal is to capitalize on the strengths of our diversified business model to advance our key growth initiatives and deliver consistent and sustainable growth and profitability.  Our talented team, world class supply chain and global infrastructure have fueled our successful track record of building and expanding powerful global lifestyle brands in the watch and accessories categories.  The considerable opportunities we have around the world combined with our solid capital structure and strong cash flows, have us positioned to continue our growth, pursue new growth opportunities and deliver solid returns for our shareholders in the near and long term.”

Operating Results

The translation impact of a weaker U.S. dollar increased the Company’s reported net sales by approximately $2.5 million during the third quarter.  For the first nine months of fiscal 2013, a stronger U.S. dollar decreased net sales by approximately $1.2 million. The following discussion of the Company’s net sales is based on constant dollar performance.

Third quarter 2013 worldwide net sales rose 18.1% or $123.7 million, reflecting sales growth across each of our business segments compared to the prior fiscal year third quarter.  The sales increase was driven by growth in the Company’s multi-brand global watch portfolio, as well as the global expansion of the FOSSIL and SKAGEN brands. Sales of the Company’s jewelry and leather products also contributed to the growth. For the first nine months of fiscal 2013, worldwide net sales increased by 15.2%, or $288.9 million, with sales growing in each of the Company’s wholesale and direct to consumer segments.  The third quarter and year-to-date sales growth rates were favorably impacted by a $20 million shift of sales, primarily in North America, from the fourth quarter of fiscal 2013 into the third quarter of fiscal 2013, along with a $17 million delay of holiday shipments to North American wholesale customers, which shifted sales from the third quarter of fiscal 2012 into the fourth quarter of fiscal 2012.

During the third quarter of fiscal 2013, net sales from the North America wholesale segment increased 18.2%, or $46.3 million, as compared to the third quarter of fiscal 2012.  The $46.3 million increase includes the benefit of about $16 million in sales that were expected in the fourth quarter of fiscal 2013 as well as a benefit from the $17 million delay in holiday orders into the fourth quarter of fiscal 2012.  Shipments of watch and jewelry products led the North American sales increase. Wholesale shipments increased in the United States, Canada and Latin America.

Europe wholesale net sales for the third quarter of fiscal 2013 rose 23.3% or $38.1 million, compared to the third quarter of fiscal 2012.  This sales increase was driven by strong growth in all major product categories with double-digit increases in the watch and jewelry categories.  Growth in Europe was strongest in Germany and the United Kingdom as well as in the Company’s third-party distributor markets, while Italy experienced a modest sales decline during the quarter.

During the third quarter of fiscal 2013, Asia Pacific wholesale net sales rose 12.9%, or $12.6 million, in comparison to the third quarter of fiscal 2012.  Double digit watch growth drove the sales increase.  Virtually every market contributed to the sales growth, with particularly strong growth in China, Japan and India.

Direct to consumer net sales for the third quarter of fiscal 2013 increased 15.8%, or $26.8 million, compared to the prior fiscal year third quarter.  This sales increase was driven by the expansion of our global retail store base, partially offset by a decrease in same store sales of 0.5% compared to the prior fiscal year period.  Sales of jewelry products were strongest, while both watches and leathers performed slightly below the Company’s overall same store sales result.

Operating income for the third quarter of fiscal 2013 increased 24.7%, or $27.9 million, compared to the prior fiscal year third quarter, including a negative impact of $0.9 million related to foreign currency translation.  Operating margin increased 90 basis points to 17.4% of net sales, compared to 16.5% of net sales for the same period a year earlier.  Gross margin increased 160 basis points to 57.4%, primarily driven by a favorable regional distribution mix given the growth in international markets, the impact of concession expansion and a greater sales mix of higher margin products.  These were partially offset by the impact of outlet promotions to drive traffic.  During the third quarter of fiscal 2013, the Company’s operating expense rate increased to 40.0% compared to 39.2% of net sales in the third quarter of fiscal 2012. The operating expense rate comparison was favorably affected by the changes in shipping patterns in fiscal 2013 and 2012 and the deferral of anticipated third quarter expenses into the fourth quarter of fiscal 2013. Total operating expenses increased, as expected, from the prior fiscal year third quarter due to the expansion of the Company’s retail store and concession base, enhanced marketing programs, infrastructure investments to support growth and global initiatives, and the impact of newly acquired businesses.  For the nine months ended September 28, 2013, operating income increased 20.5%, or $58.3 million, compared to the prior fiscal year nine month period, largely driven by similar factors that drove the operating income growth during the third quarter of fiscal 2013.

During the third quarter of fiscal 2013, interest expense increased $1.6 million to $3.0 million and other income-net, which primarily relates to foreign currency activity, decreased by $2.0 million compared to the prior fiscal year third quarter. The Company’s effective income tax rate in the third quarter of fiscal 2013 was 33.2% compared to 29.8% in the third quarter of fiscal 2012.  For the first nine months of fiscal 2013, interest expense increased $2.3 million to $6.0 million compared to the prior fiscal year nine month period.  For the first nine months of fiscal 2013, other income-net increased by $2.9 million compared to the prior fiscal year nine month period, primarily due to a non-cash, mark-to-market valuation gain related to the Company’s future acquisition of the outstanding 50% of its Spanish joint venture partially offset by decreased net gains related to foreign currency activity.  For the first nine months of fiscal 2013, the Company’s effective income tax rate was 31.4% compared to 29.7% in the prior fiscal year period.

Share Repurchase

During the third quarter of fiscal 2013, the Company invested $228.2 million in repurchasing 2.0 million shares of the Company’s common stock at an average price of $112 per share under its stock repurchase program.  As of September 28, 2013, the Company had remaining authority to purchase $614.6 million of its common stock.

The Company’s fiscal third quarter results included an $0.11 per diluted share benefit as a result of a lower outstanding share count due to common stock repurchases under the ongoing stock repurchase program.

Sales and Earnings Guidance

For the fourth quarter of fiscal 2013, the Company expects:

•                  Net sales to increase approximately 6% to 8%

The Company estimates that its fiscal 2013 fourth quarter net sales growth rate will be unfavorably impacted by about 400 basis points due to the $20 million shift of shipments into the fiscal 2013 third quarter from the fourth quarter and the $17 million shift of North American holiday shipments from the third quarter of fiscal 2012 into the fourth quarter.

•                  Operating margin in a range of 19.25% to 20.5%

•                  Diluted earnings per share in a range of $2.26 to $2.46

For the full 2013 fiscal year, the Company now expects:

•                  Net sales to increase approximately 12.0% to 12.75%

•                  Operating margin in a range of 16.7% to 17.1%

•                  Diluted earnings per share in a range of $6.15 to $6.35

The Company’s guidance assumes relevant foreign currency exchange rates remain at prevailing levels.  Given the timing and volume of share repurchase activity during fiscal 2013, the Company anticipates fiscal 2013 full year earnings per share calculation will be approximately five cents lower than the sum of the four fiscal quarters.

Safe Harbor

Certain statements contained herein that are not historical facts, including future earnings guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed with the Securities and Exchange Commission (the “SEC”).

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 130 countries worldwide through approximately 25 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 450 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com.  Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:                                         Allison Malkin

ICR, Inc.

(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 39 Weeks Ended
Statement Data (in millions, except per share data):	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net sales	$810.4	$684.2	$2,197.5	$1,909.8
Cost of sales	345.4	302.7	945.2	842.9
Gross profit	465.0	381.5	1,252.3	1,066.9
Selling and distribution expenses	229.1	193.3	649.7	571.0
General and administrative expenses	94.9	75.1	260.3	211.9
Operating income	141.0	113.1	342.3	284.0
Interest expense	3.0	1.4	6.0	3.6
Other income — net	0.3	2.2	9.1	6.2
Income before income taxes	138.3	113.9	345.4	286.6
Tax provision	45.9	34.0	108.6	85.2
Less: Net income attributable to noncontrolling interest	2.7	3.1	7.2	9.1
Net income attributable to Fossil Group, Inc.	$89.7	$76.8	$229.6	$192.3
Basic earnings per share	$1.59	$1.27	$3.95	$3.13
Diluted earnings per share	$1.58	$1.26	$3.93	$3.11
Weighted average common shares outstanding:
Basic	56.5	60.6	58.2	61.3
Diluted	56.7	61.0	58.4	61.8

Consolidated Balance Sheet Data (in millions):	September 28, 2013	September 29, 2012
Working capital	$918.2	$789.4
Cash, cash equivalents and securities available for sale	228.9	143.0
Accounts receivable, net of allowances	360.6	290.7
Inventories	656.6	589.0
Total assets	2,090.2	1,851.1
Short-term debt	14.6	6.0
Long-term debt	468.4	178.9
Deferred taxes and other long-term liabilities	145.8	123.3
Stockholders’ equity	1,038.8	1,163.1

	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
Business Segment Net Sales ($ in millions)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Wholesale:
North America	$300.7	$254.0	37.1%	37.1%
Europe	209.5	163.5	25.9%	23.9%
Asia Pacific	104.8	97.6	12.9%	14.3%
Total wholesale	615.0	515.1	75.9%	75.3%

Direct to consumer	195.4	169.1	24.1%	24.7%

Total net sales	$810.4	$684.2	100.0%	100.0%

	Amounts For the 39 Weeks Ended		Percentage of Total For the 39 Weeks Ended
Business Segment Net Sales ($ in millions)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Wholesale:
North America	$816.5	$728.8	37.2%	38.2%
Europe	554.2	464.1	25.2%	24.3%
Asia Pacific	287.8	258.7	13.1%	13.5%
Total wholesale	1,658.5	1,451.6	75.5%	76.0%

Direct to consumer	539.0	458.2	24.5%	24.0%

Total net sales	$2,197.5	$1,909.8	100.0%	100.0%

Product Category Information

	Amounts For the 13 Weeks Ended		Amounts For the 39 Weeks Ended
Product Sales (in millions)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Watches	$619.1	517.0	$1,679.3	$1,412.2
Leathers	114.7	107.0	309.2	307.9
Jewelry	57.3	40.0	146.7	116.9
Other	19.3	20.2	62.3	72.8
Total net sales	$810.4	$684.2	$2,197.5	$1,909.8

Store Count Information

	September 28, 2013			September 29, 2012
	North America	Other International	Total	North America	Other International	Total
Full price accessory	115	162	277	110	153	263
Outlets	115	73	188	89	50	139
Clothing	30	2	32	31	2	33
Full price multi-brand	6	22	28	3	12	15
Total stores	266	259	525	233	217	450

Constant Currency Financial Information

The following table presents the Company’s business segment net sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended September 28, 2013			Net Sales For the 39 Weeks Ended September 28, 2013
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$300.7	$(0.4)	$300.3	$816.5	$(1.0)	$815.5
Europe	209.5	(8.0)	201.5	554.2	(9.4)	544.8
Asia Pacific	104.8	5.4	110.2	287.8	10.1	297.9
Total wholesale	615.0	(3.0)	612.0	1,658.5	(0.3)	1,658.2

Direct to consumer	195.4	0.5	195.9	539.0	1.5	540.5

Total net sales	$810.4	$(2.5)	$807.9	$2,197.5	$1.2	$2,198.7

END OF RELEASE